Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Anoori Naughton	Allison Kleinfelter
anaughton@hersheys.com	akleinfelter@hersheys.com
The Hershey Company Names Mitchell Arends Chief Supply Chain Officer
Jason Reiman, a 30-Year Hershey Veteran, to Retire Following Planned Leadership Transition
HERSHEY, Pa., May 28, 2026 /PRNewswire/ -- The Hershey Company (NYSE: HSY) today announced that Mitchell Arends has been named Chief Supply Chain Officer, effective June 22, 2026. Arends succeeds Jason Reiman, who is retiring after a 30-year career with the company. Reiman will remain through April 2027 to ensure a thorough and structured leadership transition.
Mitchell Arends
Arends brings more than 25 years of end-to-end supply chain leadership in consumer-packaged goods. He joins Hershey from UTZ Brands, where he served as Executive Vice President, Principal Operating Officer, and Chief Integrated Supply Chain Officer, with full operational accountability for a $1.5 billion business spanning supply chain, R&D, transformation and direct store delivery (DSD) operations. Prior to UTZ, Arends served as Chief Supply Chain Officer of North America at Kraft Heinz, responsible for a $22 billion supply chain across manufacturing, logistics, planning, and procurement.
"Mitch is a proven transformational leader with the end-to-end mindset, track record, and people-first approach that will continue to drive Hershey's supply chain forward," said Kirk Tanner, President and CEO, The Hershey Company. “His experience across complex operations in the CPG industry makes him well-suited to build on the foundation Jason has established. At the same time, we are deeply grateful to Jason. His 30-year journey from intern to Chief Supply Chain Officer reflects the commitment and character that define this company. He leaves a supply chain that is stronger, more capable, and better positioned than ever."
Arends will have end-to-end accountability for Hershey's integrated supply chain — manufacturing, procurement, logistics, and planning. He will focus on accelerating digital integration and automation and advancing insights-driven planning across the network.

During the transition period through the first quarter of 2027, Reiman will partner with Arends on supply chain modernization, with a focus on integrated planning, accelerated digital capabilities and network optimization.
Reiman joined Hershey as an intern and built a career spanning the full breadth of the supply chain. His significant contributions include bringing core capacity and expanded confection capabilities in-house, standing up two fully digitally integrated manufacturing facilities and building the salty snacks network that is now 80% insourced.
"The opportunity to continue building a supply chain for some of the world's most iconic products is an exciting moment in my career," said Mitchell Arends. "Doing that in a way that develops people and strengthens the communities where we operate makes it even more so. Building a supply chain fit for the future means more than deploying technology or optimizing networks. It means developing the talent capable of sustaining that transformation long after any single initiative is complete."
"I've always believed that great leadership is a relay. I'm proud to hand this baton to Mitch,” said Jason Reiman, Chief Supply Chain Officer, The Hershey Company.  "He has the vision, the experience, and the values to carry this work forward and to uphold what Milton Hershey built. I'm grateful for every year, for the people I worked alongside, and for what this company stands for."
About The Hershey Company
The Hershey Company is an industry-leading snacks company with a purpose to make more moments of goodness and a vision to lead next generation snacking. Hershey brings together more than 20,000 employees worldwide to deliver delicious, high-quality products across more than 85 brands in approximately 65 countries, generating more than $11.7 billion in annual revenues.
Hershey brings its full portfolio to market as ONE Hershey, spanning confection, salty and functional snacking categories with beloved brands like Hershey's, Reese's, Kisses, KIT KAT®, Jolly Rancher, Twizzlers and Ice Breakers; salty snacks including SkinnyPop, LesserEvil, Pirate's Booty and Dot's Homestyle Pretzels; and a protein portfolio including ONE Brands and Fulfil.
For more than 130 years, Hershey has operated fairly, ethically and sustainably. Founder Milton Hershey established Milton Hershey School in 1909, and that legacy of purpose endures today through the company's commitment to helping children succeed through equitable access to education.
To learn more visit www.thehersheycompany.com.